Exhibit 99.1

Cohesant Technologies Reports Results For the Fourth Quarter and Fiscal Year Ended November 30, 2007

INDIANAPOLIS--(BUSINESS WIRE)--Cohesant Technologies Inc. (Nasdaq: COHT) today reported results for the fourth quarter and fiscal year ended November 30, 2007.

For the quarter ending November 30, 2007, consolidated net sales increased 6.9% to $7,392,596 from $6,914,425 realized in the fourth quarter of fiscal 2006. This increase was a result of increased sales at both the Rehabilitation division and GlasCraft of 23.7% and 12.7%, respectively. This increase was partially offset by a 10.9% decrease in sales at the Franchise and Licensing division. The Company had fourth quarter consolidated net income of $14,445, which included $380,704 of transaction costs associated with the proposed sale of its GlasCraft business to Graco Inc. (NYSE:GGG)("Graco"), compared to $316,258 earned in the comparable fiscal 2006 period. On a fully diluted per share basis, net income was $0.00 (or break-even) in the fiscal 2007 fourth quarter compared to $0.10 in the fiscal 2006 fourth quarter.

For the fiscal year ended November 30, 2007, consolidated net sales increased 10.3% to $29,273,861 from $26,543,175 realized in the 2006 period. GlasCraft’s sales increased 20.9%. This increase was partially offset by decreased sales at the Rehabilitation division and the Franchise and Licensing division of 2.7% and 3.8%, respectively. The Company had consolidated net income of $470,582, which included $380,704 of costs associated with the proposed sale of its GlasCraft business to Graco, compared to $1,577,157 earned in the prior year period. On a fully diluted per share basis, net income was $0.14 for fiscal 2007 compared to $0.48 last year.

Morris H. Wheeler, the Company’s President and Chief Executive Officer, stated, “Besides the outstanding performance at GlasCraft this year we had several other significant accomplishments: 1) in early December the Company announced the proposed sale of its GlasCraft business --which is expected to close on or about February 27th and will result in a payment of between $9.05 and $9.55 to each shareholder; 2) CuraFlo Franchising was launched in mid-2007 and is anticipated to be a significant growth vehicle in the future; 3) we refocused our rehabilitation efforts to pipe lining work rather than repipe work and grew our pipe lining sales by 68% in fiscal 2007; 4) CuraFlo Spincast completed it’s first project in the 4th quarter and we anticipate it to be a solid contributor in fiscal 2008.”

As previously announced, on December 3, 2007, the Company entered into a definitive agreement pursuant to which Graco would acquire the Company’s GlasCraft business. The acquisition will be accomplished through a merger with the Company, immediately preceded by a spin off of all the non-GlasCraft business operations (collectively, CIPAR) to the Company’s stockholders. The total transaction value is $35 million including indebtedness assumed by Graco at the closing and transaction expenses. The transaction is subject to customary conditions including approval by the Company’s stockholders.

Cohesant Technologies Inc., based in Indianapolis, Indiana is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure, the design, development, manufacture and sale of specialized dispense equipment systems, replacement parts and supplies used in the operation of the equipment in the Composites, Polyurethane Foam, Polyurea, and Specialty Coatings markets, and the design, development, manufacture and sale of specialty coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, GlasCraft, Guardian, Probler and Raven.

Merger/Special Dividend/CIPAR Information

In connection with the proposed merger with Graco, the Company has filed a definitive proxy/information statement with the SEC. Stockholders and investors are advised to read the proxy/information statement because it contains important information about the merger, the Company and CIPAR—the spun-off businesses. Stockholders and investors may obtain a free copy of the proxy/information statement and other documents filed by the Company with the SEC at the SEC's web site at www.sec.gov. Free copies of the proxy/information statement and the Company's other filings with the SEC may be obtained from the Company at www.cohesant.com by clicking on the "Investors" tab and then following the link to "SEC Filings." Free copies of the Company's filings may be obtained by directing a written request to 5845 W. 82nd St. Indianapolis, IN 46278, Attention: Corporate Secretary or by telephone at 317-871-7611.

Participants in the Solicitation

The Company and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company's stockholders in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company's stockholders in connection with the merger by reading the definitive proxy/information statement regarding the merger, which will has been filed with the SEC. Information about the Company's directors and executive officers may be found in the Company's definitive proxy statement filed with the SEC on May 4, 2007. These documents are available free of charge at the SEC's web site at www.sec.gov or by directing a request to the Company as described above.

[Table follows]

COHESANT TECHNOLOGIES INC. Summary Financial Data (Unaudited)
	Three Months Ended November 30, 2007	Three Months Ended November 30, 2006
Net sales	$ 7,392,596	$ 6,914,425

(Loss) income before income taxes	(69,804)	511,827

Net income	$ 14,445	$ 316,258

Net income per share basic and diluted	$ 0.00	$ 0.10

Average number of common shares outstanding:
Basic	3,331,662	3,190,145
Diluted	3,340,629	3,286,716

	Twelve Months Ended November 30, 2007	Twelve Months Ended November 30, 2006
Net sales	$ 29,273,861	$ 26,543,175

Income before income taxes	703,310	2,545,536

Net income	$ 470,582	$ 1,577,157
Net income per share
Basic	$ 0.14	$ 0.50
Diluted	$ 0.14	$ 0.48
Average number of common shares outstanding
Basic	3,297,050	3,148,986
Diluted	3,318,166	3,268,543

Except for the factual information contained herein, the matters set forth in this press release, including statements identified by words such as "expects" "anticipates" and similar expressions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Section 27A(i) of the "safe harbor" provisions of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. These forward-looking statements are made subject to significant risks and uncertainties that could cause actual results to differ materially from those stated. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Cohesant undertakes any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Cohesant Technologies Inc.
Morris H. Wheeler, 317-871-7611
President & Chief Executive Officer